Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:
Linda S. Lennox	Chris Reardon
Director, Investor Relations	Manager, Public Affairs
Tel: (908) 719-4222	Tel: (908) 719-4224
llennox@nui.com	creardon@nui.com

For Immediate Release

NUI CORPORATION TO PURCHASE REMAINING
51 PERCENT INTEREST OF TIC ENTERPRISES, LLC

Bedminster, NJ - May 10, 2001 - NUI Corporation (NYSE:NUI) today announced it has executed a definitive agreement to purchase the remaining 51 percent of the equity interests of TIC Enterprises, LLC, the sales outsourcing company in which NUI currently owns a 49 percent interest. The agreement with the current majority owner is subject to the successful negotiation of financing arrangements with TIC's current lender. No assurances can be given that this transaction will be completed.

Terms of the transaction were not disclosed.

TIC, based in Atlanta, Georgia, is a sales outsourcing firm. TIC currently uses its sales force to market products and services for such nationally recognized companies as Nextel, Xerox, the U.S. Postal Service, Qwest Communications and most of the regional Bell operating companies.

NUI Corporation, based in Bedminster, NJ, operates natural gas utilities serving approximately 380,000 customers in seven states along the eastern seaboard. NUI also operates businesses involved in natural gas storage, exploration and pipeline operations; wholesale energy trading and portfolio management; retail energy sales; energy and environmental project development; energy consulting; sales outsourcing; telecommunications; and geospatial and customer information systems and services.

This press release contains forward-looking statements. These statements are based on management's current expectations and information currently available and are believed to be reasonable and are made in good faith. However, the forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in the statements. Factors that may make the actual results differ from anticipated results include, but are not limited to, economic conditions; competition from other providers of similar products; and other uncertainties, all of which are difficult to predict and some of which are beyond our control. For these reasons, you should not rely on these forward-looking statements when making investment decisions. The words "expect," "believe," "project," "anticipate," "intend," "should," "could," and variations of such words and similar expressions, are intended to identify forward-looking statements. We do not undertake any obligation to update publicly any forward-looking statement, either as a result of new information, future events or otherwise.

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